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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 25, 2016 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2016.

The Company reported net income of $178,000 for the three months ended March 31, 2016, compared to net income of $147,000 for the three months ended March 31, 2015. Net income for the six months ended March 31, 2016 was $487,000 compared to net income of $329,000 for the six months ended March 31, 2015.

The net income per share was $0.03 for the three months ended March 31, 2016 as well as the three months ended March 31, 2015. The net income per share was $0.08 for the six months ended March 31, 2016 compared to $0.06 for the six months ended March 31, 2015.

“We are pleased to report another strong quarter for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer. “Despite the significant headwinds presented by the sluggish economy and the stubbornly low interest rate environment, we continue to make significant progress in improving our balance sheet and expanding core earnings, which increased by 21% on a year over year basis. While loan growth during the quarter was tempered by prepayments, our pipeline was strong at March 31, 2016 and ready to be funded by the robust deposit growth we have experienced thus far in our fiscal 2016.”

Mr. Fitzgerald added, “The resolution of our non-performing assets remains paramount. The Bank held contracts of sale on $4.6 million in other real estate owned properties held at March 31, 2016. In addition, several non-performing loans are expected to be reduced in the next six months by payoff or foreclosure. With continued improvement in our core earnings and further reduction in our levels of non-performing assets, we expect to maintain our earnings momentum as we head into the second half of our fiscal year.”

Results from Operations for the Three Months Ended March 31, 2016

Net income increased $31,000, or 21.1%, during the three-month period ended March 31, 2016 compared with the three-month period ended March 31, 2015 due to higher net interest and dividend income, which increased $84,000, and lower non-interest expense, which decreased $130,000. Partially offsetting these items were higher provisions for loan loss, which increased $121,000, and higher income tax expense, which increased $51,000.

Net interest and dividend income increased $84,000 to $4.1 million for the three months ended March 31, 2016 from $4.0 million for the three months ended March 31, 2015. The Company’s net interest margin decreased by 17 basis points to 3.20% for the quarter ended March 31, 2016 compared to 3.37% for the quarter ended March 31, 2015. The yield on interest-earning assets fell 13 basis points to 3.88% for the three months ended March 31, 2016 from 4.01% for the three months ended March 31, 2015 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities increased 4 basis points to 0.83% for the three months ended March 31, 2016 from 0.79% for the three months ended March 31, 2015. The increase in the cost of interest-bearing liabilities was attributable to higher average balances in higher-cost savings accounts.

Interest and dividend income increased $184,000, or 3.8%, to $5.0 million for the three months ended March 31, 2016 from the three months ended March 31, 2015. The increase was attributable to a $30.2 million, or 6.2%, increase in the average balance of interest-earning assets, offset by a 13 basis point decrease in the yield on such assets to 3.88% for the quarter ended March 31, 2016 compared with the prior year period. Interest expense increased $100,000, or 13.1%, to $866,000 for the three months ended March 31, 2016 from $766,000 for the three months ended March 31, 2015. The average balance of interest-bearing liabilities increased $26.9 million, or 6.8%, between the two periods, while the cost on such liabilities grew 4 basis points to 0.83% for the quarter ended March 31, 2016 compared with the prior year period.

The provision for loan losses was $291,000 for the three months ended March 31, 2016 compared to $170,000 for the three months ended March 31, 2015. The provision for loan losses increased during the current period compared with the prior year period due to lower loan recoveries received, which declined to $26,000 for the three months ended March 31, 2016 compared with $400,000 for the three months ended March 31, 2015. Net charge-offs were $501,000 for the three months ended March 31, 2016 compared to $295,000 for the three months ended March 31, 2015.

Non-interest income decreased $11,000, or 2.4%, to $442,000 during the three months ended March 31, 2016 compared to $453,000 for the three months ended March 31, 2015. The decrease was primarily attributable to lower gains from the sale of loans, which decreased $21,000 from the prior year period. The Company recorded gains totaling $72,000 from the sale of guaranteed portions of SBA loans during the three months ended March 31, 2016, compared with $93,000 for the prior year period.

During the three months ended March 31, 2016, non-interest expenses decreased $130,000, or 3.2%, to $4.0 million from $4.1 million for the three months ended March 31, 2015. Other expenses decreased $133,000 for the three months ended March 31, 2016 due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000 during the prior year period. In addition, occupancy expenses decreased $36,000, data processing decreased $25,000, and loan servicing expenses decreased $24,000. Partially offsetting these decreases was an increase in compensation and benefit expense of $75,000, or 3.6%, from the prior year period due to a higher number of employees and annual merit increases for employees.

The Company recorded tax expense of $103,000 for the three months ended March 31, 2016, compared with $52,000 for the three months ended March 31, 2015. The increase was the result of higher income from operations, which increased $82,000, and a $15,000 increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options due to expire in fiscal year 2017. The effective tax rate for the three months ended March 31, 2016 was 36.7% compared with 26.1% for the three months ended March 31, 2015.

Results from Operations for the Six Months Ended March 31, 2016

Net income increased $158,000, or 48.0%, to $487,000 during the six-month period ended March 31, 2016 compared with $329,000 for the six-month period ended March 31, 2015 due to higher net interest and dividend income and lower provisions for loan loss. Net interest and dividend income increased $203,000, or 2.5%, while provisions for loan loss decreased $121,000. Higher non-interest income of $47,000 was largely offset by higher non-interest expenses of $42,000.

The net interest margin decreased by 16 basis points to 3.19% for the six months ended March 31, 2016 compared to 3.35% for the six months ended March 31, 2015. The yield on interest-earning assets fell 14 basis points to 3.87% for the six months ended March 31, 2016 from 4.01% for the six months ended March 31, 2015 primarily due to the lower rate environment. The cost of interest-bearing liabilities increased 3 basis points to 0.84% for the six months ended March 31, 2016 from 0.81% for the six months ended March 31, 2015. The increase in the cost of interest-bearing liabilities was attributable to higher average deposit balances in higher-cost accounts.

Interest and dividend income increased $382,000, or 4.0%, to $10.0 million for the six months ended March 31, 2016 compared to the six months ended March 31, 2015. The average balance of interest-earning assets increased $33.3 million, or 6.9%, while the yield on such assets decreased 14 basis points to 3.87% for the six months ended March 31, 2016 compared with the prior year period. Interest expense increased $179,000, or 11.3%, to $1.8 million for the six months ended March 31, 2016 from $1.6 million for the six months ended March 31, 2015. The average balance of interest-bearing liabilities increased $26.2 million, or 6.7%, between the two periods while the cost on such liabilities grew by 3 basis points to 0.84% for the six months ended March 31, 2016 compared with the prior year period.

The provision for loan losses was $469,000 for the six months ended March 31, 2016 compared to $590,000 for the six months ended March 31, 2015. Net charge-offs were $465,000 for the six months ended March 31, 2016 compared to $611,000 for the six months ended March 31, 2015.

The loan charge-offs during the six months ended March 31, 2016 resulted primarily from additional write-downs of loans previously deemed impaired. Eight non-performing loans totaling $2.7 million were written down by $573,000 for the six months based on updated valuations of the loans. Of these eight loans, two totaling $651,000 at September 30, 2015 were transferred to other real estate owned (“OREO”). There were loan recoveries totaling $108,000 received during the six month period.

Non-interest income increased $47,000, or 4.6%, to $1.1 million for the six months ended March 31, 2016 compared to the prior year period. The increase was attributable to higher service charge income, which increased $102,000, and was attributable to higher loan prepayment fees and higher loan servicing income. Partially offsetting the higher service charge income were lower gains on the sale of assets, which decreased $62,000 to $306,000 for the six months ended March 31, 2016 from $368,000 for the six months ended March 31, 2015.

Non-interest expenses increased $42,000, or 0.5%, to $8.0 million during the six months ended March 31, 2016 from primarily due to higher other real estate owned (“OREO”) expenses. OREO expenses increased $263,000 to $504,000 for the three months ended March 31, 2016 from $241,000 for the three months ended March 31, 2015 due to valuation allowances totaling $271,000 established against the carrying values of three properties based on updated appraisals. Partially offsetting the increase were decreases in occupancy and other expenses. Occupancy expenses declined $102,000 from lower depreciation and snowplowing expenses incurred during the current year period. Other expenses decreased $137,000 during the six months ended March 31, 2016 due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000 in the prior year period.

The Company recorded tax expense of $295,000 for the six months ended March 31, 2016, compared with $124,000 for the six months ended March 31, 2015. The increase was the result of higher income from operations, which increased $329,000, and a $30,000 increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options due to expire in fiscal year 2017. The effective tax rate for the six months ended March 31, 2016 was 37.7% compared with 27.4% for the six months ended March 31, 2015.

Balance Sheet Comparison

Total assets increased $11.8 million, or 2.1%, to $562.3 million during the six months ended March 31, 2016 from $550.6 million at September 30, 2015. The change was attributable to an $11.1 million increase in cash and investment securities balances and a $484,000 increase in net loans receivable.

Cash and interest bearing deposits with banks increased $2.8 million, or 15.6%, to $20.9 million at March 31, 2016 from $18.1 million at September 30, 2015 as deposit inflows exceeded net loan originations for the quarter.

Total loans receivable increased $485,000 during the six months ended March 31, 2016 to $423.8 million and were comprised of $178.6 million (42.1%) commercial real estate loans, $162.1 million (38.3%) one-to-four family residential mortgage loans, $39.3 million (9.2%) commercial business loans, $22.0 million (5.2%) home equity lines of credit, $11.8 million (2.8%) construction loans and $10.0 million (2.4%) other loans.

Total non-performing loans increased $420,000 to $6.3 million at March 31, 2016 from $5.9 million at September 30, 2015. The ratio of non-performing loans to total loans increased to 1.5% at March 31, 2016 from 1.4% at September 30, 2015.

Included in the non-performing loan totals were thirteen residential mortgage loans totaling $3.1 million, three commercial real estate loans totaling $1.5 million, three commercial business loan totaling $1.7 million, and two home equity lines of credit totaling $34,000.

During the six months ended March 31, 2016, the allowance for loan losses increased $4,000 to $2.9 million. The allowance for loan losses as a percentage of non-performing loans decreased to 45.8% at March 31, 2016 compared with 48.9% at September 30, 2015. At March 31, 2016 and September 30, 2015, the Company’s allowance for loan losses as a percentage of total loans was 0.68%. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities increased $8.3 million to $67.0 million at March 31, 2016 from $58.7 million at September 30, 2015. The Company purchased $17.0 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $4.6 million and sold securities totaling $4.1 million during the six months ended March 31, 2016.

Other real estate owned increased $104,000 to $16.3 million at March 31, 2016 from $16.2 million at September 30, 2015. The increase was due to the addition of three properties totaling $718,000 resulting from foreclosure of collateral securing non-performing loans and $112,000 in improvements to existing properties. Offsetting the increases were the sales of three properties totaling $416,000 and valuation allowances totaling $271,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits increased $13.2 million, or 2.8%, to $479.5 million during the six months ended March 31, 2016. The increase in deposits occurred in money market accounts, which increased $10.3 million, or 9.9%, to $113.9 million, savings accounts, which increased $5.3 million, or 5.9%, to $95.5 million, interest-bearing checking accounts, which increased $4.0 million, or 9.6%, to $45.4 million, and non-interest bearing checking accounts, which increased $3.0 million, or 3.5%, to $91.0 million. Offsetting these increases was a decrease in certificates of deposit (including individual retirement accounts) of $9.4 million, or 6.6%, to $133.7 million.

Included with the total deposits at March 31, 2016 and September 30, 2015 were $11.5 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances decreased $2.3 million to $29.3 million at March 31, 2016 from $31.6 million at September 30, 2015. Deposit inflows were used to repay a matured long-term advance.

The Company did not repurchase any shares during the six months ended March 31, 2016. Through March 31, 2016, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,819,494.

The Company’s book value per share increased to $8.11 at March 31, 2016 from $8.02 at September 30, 2015. The increase was due to the Company’s results of operations for the six months ended March 31, 2016.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Income Statement Data:
Interest and dividend income	$4,967	$4,783	$9,970	$9,588
Interest expense	866	766	1,758	1,579
Net interest and dividend income	4,101	4,017	8,212	8,009
Provision for loan losses	291	170	469	590
Net interest and dividend income after
provision for loan losses	3,810	3,847	7,743	7,419
Non-interest income	442	453	1,063	1,016
Non-interest expense	3,971	4,101	8,024	7,982
Income before income tax expense	281	199	782	453
Income tax expense	103	52	295	124
Net income	$178	$147	$487	$329

Per Share Data:
Basic earnings per share	$0.03	$0.03	$0.08	$0.06
Diluted earnings per share	$0.03	$0.03	$0.08	$0.06
Book value per share, at period end	$8.11	$7.98	$8.11	$7.98

Selected Ratios (annualized):
Return on average assets	0.13%	0.11%	0.17%	0.12%
Return on average equity	1.52%	1.27%	2.07%	1.42%
Net interest margin	3.20%	3.37%	3.19%	3.35%

	March 31,	September 30,
	2016	2015
Balance Sheet Data:
Assets	$562,318	$550,565
Loans receivable	423,970	423,482
Allowance for loan losses	2,890	2,886
Investment securities - available for sale, at fair value	8,106	6,064
Investment securities - held to maturity, at cost	58,886	52,614
Deposits	479,491	466,269
Borrowings	29,334	31,594
Shareholders' Equity	47,203	46,669

Asset Quality Data:
Non-performing loans	$6,317	$5,897
Other real estate owned	16,296	16,192
Total non-performing assets	22,613	22,089
Allowance for loan losses to non-performing loans	45.75%	48.94%
Allowance for loan losses to total loans receivable	0.68%	0.68%
Non-performing loans to total loans receivable	1.49%	1.39%
Non-performing assets to total assets	4.02%	4.01%
Non-performing assets to total equity	47.91%	47.33%